EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-184354), Form S-3 (No. 333-167168), Form S-8 (No. 333-184552) and Form S-8 (No. 333-162774) of our report dated April 4, 2014 relating to the consolidated financial statements of Armco Metals Holdings, Inc. and its subsidiaries as of December 13, 2013 and for the year then ended, appearing in the Annual Report on Form 10-K of Armco Metals Holdings, Inc. for the year ended December 31, 2013.

/s/ MALONEBAILEY, LLP

www.malone-bailey.com

Houston, Texas

April 4, 2014